Exhibit 99.1

5835 Peachtree Corners East • Norcross, GA 30092

FOR IMMEDIATE RELEASE

Guided Therapeutics Receives Additional Questions from FDA for

LuViva® Advanced Cervical Scan

Company to host conference call with investors on September 9 at 9:00 a.m. EDT

NORCROSS, GA (September 9, 2013) – Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced that the company received additional questions from the U.S. Food and Drug Administration (FDA) regarding the pre-market approval application for the LuViva® Advanced Cervical Scan. FDA advised the company the PMA was not yet approvable in its current form and that the company needed to address these questions in order to place the PMA in approvable form.

The new questions, received in a letter dated September 6, 2013, pertain to the cleaning and disinfection of the LuViva device, the optics of the system and a new analysis on specific subsets of the patient population. The company believes it has on hand information to successfully answer the cleaning and optical questions and plans to work with FDA to resolve any remaining questions pertaining to the analysis of the clinical data.

While the company plans to work with FDA to address the outstanding issues, it is also focused on its international launch of LuViva, with a meeting later this week with the Ministry of Health in Mexico in conjunction with our current distribution partner, the placement of devices with the Ministry of Health in Turkey and in servicing of devices in Canada, Africa and Europe.

"While we are disappointed with the FDA’s latest response, we feel we have made progress by responding to more than 100 questions during the review process,” said Mark L. Faupel, president and CEO of Guided Therapeutics. “We continue to believe that the U.S. will be a viable market for the product and that we will ultimately receive home country approval. At the same time, we also believe that the international market provides tremendous opportunity for growth.”

“We have received regulatory approval to sell LuViva in Europe with the Edition 3 CE mark, and marketing approvals from Health Canada and Singapore Health Sciences Authority and are in the process of filing for approval in Mexico,” said Dr. Faupel. “Additionally, we continue to aggressively expand our markets in the Middle East, Asia, Africa and Latin America.”

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which eliminates costly, painful and unnecessary testing. LuViva is designed for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

Conference Call

Guided Therapeutics will hold a conference call at 9:00 a.m. EDT on Monday, September 9, 2013, to discuss the FDA response. Interested parties are invited to listen to the call live over the Internet at http://www.guidedinc.com/investors.htm or http://www.viavid.net. The live call will also be available by dialing (888) 287-5563 or for international callers (719) 457-2727 and referencing Conference ID 9006702.

A replay of the teleconference will be available on http://www.guidedinc.com/investors.htm. A replay will also be available until September 16, 2013 by dialing (877) 870-5176 or for international callers (858) 384-5517, and using pin number 9006702.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics is also developing a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent quarterly reports.

# # #

Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469